Exhibit 99.1

Bruker Corporation Reports Record Financial Results for the Fourth Quarter and Full Year 2009

BILLERICA, Mass., February 25, 2010 (BUSINESS WIRE)  —  Bruker Corporation (NASDAQ: BRKR) today reported financial results for the fourth quarter and year ended December 31, 2009.

Q4 Highlights		Q4-09	Q4-08
•	Revenue:	$366.4 million	$315.2 million
•	GAAP EPS per diluted share:	$0.26	$0.16
•	Operating Cash Flow:	$82.5 million	$88.0 million

Full-Year Highlights		FY-09	FY-08
•	Revenue:	$1.114 billion	$1.107 billion
•	GAAP EPS per diluted share:	$0.49	$0.39
•	Operating Cash Flow:	$149.8 million	$106.9 million

Financial Results

In the fourth quarter of 2009, GAAP revenue increased by 16% to $366.4 million, compared to revenue of $315.2 million in the fourth quarter of 2008.  Excluding the effects of foreign currency translation, fourth quarter revenue increased by 6% year-over-year.  In the fourth quarter of 2009, GAAP revenue increased by 13% year-over-year for the Bruker Scientific Instruments (BSI) segment, and by 116% year-over-year for the Bruker Energy & Supercon Technologies (BEST) segment.

GAAP operating income in the fourth quarter of 2009 was $76.2 million, compared to $48.9 million in the fourth quarter of 2008.  GAAP net income for the fourth quarter of 2009 was $43.5 million, or $0.26 per diluted share, compared to $26.2 million, or $0.16 per diluted share, in the fourth quarter of 2008.  Included in GAAP EPS for the fourth quarter 2009 was non-cash stock-based compensation expense of ($0.01) per diluted share, the same as in the fourth quarter of 2008.

For the year 2009, GAAP revenue increased by 1% to $1,114.5 million, compared to revenue of $1,107.1 million for the year 2008.  Excluding the effects of foreign currency translation, full year 2009 revenue increased by 2% year-over-year.  For the year 2009, GAAP revenue decreased 1% to $1,062.7 million for the BSI segment, and increased 37% to $59.8 million for the BEST segment, compared to the year 2008.

For the year 2009, GAAP operating income was $136.7 million, compared to $108.2 million for the year 2008.  Operating income for the BSI segment in 2009 was $141.7 million, compared to $116.2 million in 2008.  In the year 2009, BSI operating income was favorably impacted by $6.7 million, or by 60 basis points, upon recognizing revenue for the world’s first 1 GHz NMR system, for which the majority of R&D expenses were recorded prior to 2009.

For the year 2009, GAAP net income was $81.2 million, or $0.49 per diluted share, compared to $64.9 million, or $0.39 per diluted share, in 2008.  Included in GAAP EPS for the full year 2009 was non-cash stock-based compensation expense of ($0.03) per diluted share, compared to ($0.02) per diluted share for 2008.  For the year 2009, the BSI segment contributed GAAP earnings of $0.53 per diluted share, compared to $0.44 in 2008.  For the year 2009, the BEST segment contributed a GAAP loss of ($0.04) per diluted share, compared to ($0.05) in 2008.

Cash flow from operations for the full year 2009 was $149.8 million, compared to $106.9 million in 2008.  Free cash flow, defined as operating cash flow less capital expenditures, was $131.7 million during 2009, compared to $59.5 million during 2008.  During the year 2009, the Company repaid $86.1 million of debt, and as of December 31, 2009, Bruker had cash, cash equivalents and restricted cash of $209.1 million and net cash of $71.4 million.

Comment and Outlook

Frank Laukien, President and CEO, commented: “Given the challenging economic conditions in 2009, we are extremely pleased that we could exceed our full-year 2009 financial goals with year-over-year

•                  currency-adjusted total revenue growth of 2%,

•                  BSI improvement in GAAP operating margin of 250 basis points,

•                  BSI increase in GAAP net income of 19%,

plus excellent improvements in cash flow.

This success is directly attributable to the strength of our high-performance, innovative scientific instruments and analytical solutions portfolio, as well as to the enthusiasm and customer focus of our global Bruker team.

Moreover, we are also pleased with the recent acceleration in growth of BEST, which more than doubled its fourth quarter 2009 revenue year-over-year.  We are optimistic about the prospects for this ‘intrapreneurial’ venture, as BEST further develops its broad technology base in superconducting materials and devices, in order to address potentially large emerging markets in clean tech, alternative energy and ‘big science’ infrastructure.”

Dr. Laukien continued: “In 2010, as Bruker celebrates its 50th anniversary, our goal is to build on our success over the past 50 years by remaining true to our innovation and profitable growth strategy.  We believe that our commitment to R&D and customer focus, coupled with emphasis on operational excellence, can generate further improvements in financial performance.  Our financial goals for the year 2010 are:

•                  total Bruker currency-adjusted revenue growth of greater than 5%,

•                  BSI operating margin improvement of greater than 125 basis points, excluding the 60 basis point favorable impact from the 1 GHz NMR recognized in 2009,

•                  BSI net income and EPS increase of greater than 15%, and

•                  BSI working capital decrease of more than 5%.

For our BEST segment, in 2010 we plan greater than 25% revenue growth, continued infrastructure, marketing and R&D investments for clean-tech and alternative energy applications, with an expected BEST 2010 operating loss of $7-8 million.”

EARNINGS CONFERENCE CALL

Bruker Corporation will host an operator-assisted earnings conference call at 9:00 a.m. Eastern Time on Thursday, February 25, 2010.  To listen to the webcast, investors can go to http://ir.bruker.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.  Investors can also listen and participate on the telephone in the US and Canada by calling 800-688-0796, or +1-617-614-4070 outside the US and Canada.  Investors should refer to the Bruker Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or +1-617-801-6888 outside the US and Canada, and then entering replay pass code 24438469.  For more information, please visit http://ir.bruker.com

CAUTIONARY STATEMENT

Any statements contained in this presentation that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, risks and uncertainties relating to adverse changes in conditions in the global economy and volatility in the capital markets, the integration of businesses we have acquired or may acquire in the future, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, realization of anticipated benefits from economic stimulus programs, intellectual property rights, litigation, and exposure to foreign currency fluctuations and other risk factors discussed from time to time in our filings with the Securities and Exchange Commission. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our recent Proxy Statements on Schedule 14A, our annual report on Form 10-K for the year ended December 31, 2008, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We expressly disclaim any intent or obligation to update these forward-looking statements other than as required by law.

Bruker Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Product revenue	$329.5	$274.5	$985.3	$974.9
Service revenue	34.8	39.2	122.4	126.9
Other revenue	2.1	1.5	6.8	5.3
Total revenue	366.4	315.2	1,114.5	1,107.1

Cost of product revenue	160.4	145.2	525.2	527.5
Cost of service revenue	20.5	19.7	70.7	74.6
Total cost of revenue	180.9	164.9	595.9	602.1

Gross profit	185.5	150.3	518.6	505.0

Operating Expenses:
Sales and marketing	55.2	47.1	185.8	183.8
General and administrative	18.7	19.0	69.5	70.7
Research and development	34.6	33.0	126.4	133.8
Restructuring charges	—	2.3	—	2.3
Acquisition related, net	0.8	—	0.2	6.2
Total operating expenses	109.3	101.4	381.9	396.8

Operating income	76.2	48.9	136.7	108.2

Interest and other income (expense), net	(3.0)	(7.2)	(7.6)	(15.0)

Income before income taxes and noncontrolling interest in consolidated subsidiaries	73.2	41.7	129.1	93.2
Income tax provision	29.6	15.5	48.1	28.0

Net income	43.6	26.2	81.0	65.2
Net income (loss) attributable to noncontrolling interests	0.1	—	(0.2)	0.3
Net income attributable to Bruker Corporation	$43.5	$26.2	$81.2	$64.9

Net income per common share attributable to:
Bruker Corporation shareholders:
Basic	$0.27	$0.16	$0.50	$0.40
Diluted	$0.26	$0.16	$0.49	$0.39

Weighted average shares outstanding:
Basic	163.8	163.1	163.5	162.7
Diluted	165.2	164.6	164.9	165.6

Bruker Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31,	December 31,
	2009	2008

ASSETS

Current assets:
Cash, cash equivalents and restricted cash	$209.1	$167.7
Accounts receivable, net	184.1	171.9
Inventories	422.8	425.1
Other current assets	57.5	56.0
Total current assets	873.5	820.7

Property and equipment, net	223.4	221.3
Intangible and other assets	75.1	74.3

Total assets	$1,172.0	$1,116.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$22.0	$41.0
Accounts payable	49.8	43.3
Customer deposits	219.2	199.6
Other current liabilities	248.1	235.8
Total current liabilities	539.1	519.7

Long-term debt	115.7	182.8
Other long-term liabilities	98.4	101.1

Total shareholders’ equity	418.8	312.7

Total liabilities and shareholders’ equity	$1,172.0	$1,116.3

Reconciliation of BSI and BEST reportable segments to the consolidated results of Bruker Corporation for the twelve months ended December 31, 2009 and 2008 (unaudited)

(in millions, except per share data)

		Bruker
	Bruker	Energy &	Corporate,
	Scientific	Supercon	Adjustments	GAAP
	Instruments	Technologies	& Eliminations	Consolidated
December 31, 2009:

Revenue	$1,062.7	$59.8	$(8.0)	$1,114.5

Operating income (loss)	141.7	(6.3)	1.3	136.7

Net income (loss)	87.2	(6.9)	0.9	81.2

Net income (loss) per diluted share	$0.53	$(0.04)	$0.01	$0.49
Diluted Shares Outstanding	164.9	163.5	164.9	164.9

December 31, 2008:

Revenue	$1,074.1	$43.5	$(10.5)	$1,107.1

Operating income (loss)	116.2	(8.2)	0.2	108.2

Net income (loss)	73.5	(8.9)	0.3	64.9

Net income (loss) per diluted share	$0.44	$(0.05)	$0.00	$0.39
Diluted Shares Outstanding	165.6	162.7	165.6	165.6

FOR FURTHER INFORMATION:	Stacey Desrochers, Director of Investor Relations
Tel: +1 (978) 663-3660, ext. 1115
Email: stacey.desrochers@bruker.com